SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)1

                      Brilliant Digital Entertainment, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                   109502 10 4
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                  June 26, 1998
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

      | |   Rule 13d-1(b)
      | |   Rule 13d-1(c)
      |X|   Rule 13d-1(d)












--------------------
      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                Page 1 of 5 Pages

CUSIP No. 109502 10 4                  13G        Page    2    of    5    Pages
          -----------                                  -------    -------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Kevin Bermeister
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) | |

                                                                     (b) | |

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                             Australia
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                                      792,600
                ----------------------------------------------------------------
                6   SHARED VOTING POWER
  NUMBER OF
   SHARES                                0
 BENEFICIALLY   ----------------------------------------------------------------
 OWNED BY EACH  7   SOLE DISPOSITIVE POWER
 REPORTING
 PERSON WITH                          792,600
                ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      792,600
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       8.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 5 Pages

ITEM 1(a).  NAME OF ISSUER:

                  Brilliant Digital Entertainment, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6355 Topanga Canyon Boulevard, Suite 120
                  Woodland Hills, California 91367

ITEM 2(a).  NAME OF PERSON FILING:

                  Kevin Bermeister

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Brilliant Digital Entertainment, Inc.
                  6355 Topanga Canyon Boulevard, Suite 120
                  Woodland Hills, California 91367

ITEM 2(c).  CITIZENSHIP:

                  Australia

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.001 per share

ITEM 2(e).  CUSIP NUMBER:

                  109502 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

      (a) [ ] Broker or Dealer registered under Section 15 of the Exchange Act.

      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

      (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with 13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                                Page 3 of 5 Pages

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box.  | |


ITEM 4.     OWNERSHIP.

                  Included in rows 5 through 9 and 11 on page 2.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.    CERTIFICATIONS.

                  Not Applicable

                                Page 4 of 5 Pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                February 10, 1999
                                       ----------------------------------
                                                     (Date)


                                              /S/ KEVIN BERMEISTER
                                       ----------------------------------
                                                   (Signature)


                                                  Kevin Bermeister
                                       ----------------------------------
                                                   (Name/Title)


                                Page 5 of 5 Pages